Exhibit 16.1
April 12, 2007
Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549-7561
Dear Sirs/Madams:
We have read Item 4.01 of Avanir Pharmaceutical’s Form 8-K dated April 10, 2007, and have the following comments:
1.	We agree with the statements made in the first and third sentences of the first paragraph and the second, third and fourth paragraphs.

2.	We have no basis on which to agree or disagree with the statements made in the second sentence of the first paragraph or the fifth paragraph.
Yours truly,
/s/ Deloitte & Touche LLP